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                                                                  Exhibit No. 23


                               CONSENT OF KPMG LLP



Board of Directors
Market Facts, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-61726 and 333-37333) on Form S-8 of Market Facts, Inc. of our reports dated February 9, 1999, relating to the consolidated balance sheets of Market Facts, Inc. and subsidiaries as of December 31, 1998 and 1997, the related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows and the related financial statement schedule for each of the years in the three year period ended December 31, 1998, which reports appear in or are incorporated by reference in the December 31, 1998 annual report on Form 10-K of Market Facts, Inc.



                                                       KPMG LLP
Chicago, Illinois
March 24, 1999